Exhibit 99.01

Contact:

Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

DR. EVA FELDMAN, PRINCIPAL INVESTIGATOR, PRESENTS INTERIM
DATA ON NEURALSTEM ALS TRIAL

ROCKVILLE, Maryland, September 27, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announced that Eva Feldman, MD, PhD, Principal Investigator of the Phase I safety trial of Neuralstem’s human spinal cord stem cells (HSSC’s) in amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), presented primary and secondary endpoint data on the first 12 patients at the American Neurological Association’s annual meeting (http://www.aneuroa.org/i4a/pages/index.cfm?pageID=3311). Dr. Feldman, an unpaid consultant to Neuralstem, is also Director of the A. Alfred Taubman Medical Research Institute, the Director of Research of the ALS Clinic at the University of Michigan Health System and the incoming American Neurological Association President.

“Eight out of ten living subjects in the trial showed lower extremity function scores that remained the same or improved after treatment,” commented. Dr. Feldman. “Two out of ten showed continued decline of lower extremity function. The sample size and follow-up time are too limited to draw any conclusions, but we are encouraged by the safety profile of our approach.”

 “This trial is designed to assess the safety of intraspinal transplantation in ALS. It is not  an efficacy trial,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. “All assessments have proven the procedure to be safe. We have had no serious adverse events related to either the surgical procedure or our cells in the first 12 subjects.  This is a very important first step to delivering the promise of our neural stem cell therapeutics.”

“We are encouraged by these data,” said Richard Garr, Neuralstem CEO and President. “Our next step is to continue the trial, testing the safety of our intraspinal injections in the cervical region.  We are hopeful that cells injected in this area can ultimately help with breathing function, which could be of the most benefit to ALS patients. We are currently in discussions with the FDA about progression to this stage of the trial.  We wish again to express our gratitude to the patients and their families involved in this groundbreaking trial for their courage and support.”

About the Trial

The Phase I trial to assess the safety of Neuralstem’s spinal cord neural stem cells and intraspinal transplantation method in ALS patients has been underway since January 2010. 12 patients have been transplanted in the lumbar region of the spine.  The last of these was transplanted in April, 2011. The trial is designed to transplant up to 18 patients. After a required FDA safety data approval, the trial will progress to include cervical injections for the last six patients.

Data was presented on the first 12 patients, who were divided into three cohorts (A thru C). Cohort A consisted of six non-ambulatory patients with permanent paraplegia. Cohorts B and C were ambulatory.  In Cohort A, the first three subjects received five unilateral injections in the lumbar region of the spine. The second three subjects received five bilateral injections in the lumbar region (total of 10 injections).

Success in Cohort A allowed the trial to proceed to Cohorts B and C (ambulatory patients).  Subjects in Cohort B received five unilateral injections in the lumbar region of the spinal cord and Group C subjects received five bilateral injections (total of 10 injections). Each injection for Groups A-C contained 100,000 stem cells. Patients were transplanted at least one month apart to allow for continuous safety review of each procedure.

Subjects were assessed for adverse events (AEs), including immediate loss of neurologic function or decline in breathing capacity, infection, bladder or bowel function, allodynia, and neuropathic pain. Subjects underwent, and continue to undergo, serial assessments of respiratory function, as well as motor strength and function.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has nearly completed an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression, and anticipates initiating a Phase Ib trial in the fall.  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For up-to-date information on the clinical trial for ALS and other Neuralstem cell therapy and pharmaceutical treatments in development, visit www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended June 30, 2011.

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